Exhibit 10.19

GTHM Employment Services LLC

c/o 6920 Seaway Blvd

Everett, Washington, 98203

December 5, 2019

David Naemura

Dear Dave,

I am delighted to offer you employment with GTHM Employment Services LLC (the “Company”). The Company is a newly created subsidiary of Fortive Corporation (“Fortive”). As you know, Fortive has announced that it will separate into two publicly traded companies (the “Separation”). Upon completion of the Separation, the Company will become part of a publicly-traded company that will hold Fortive’s transportation technologies and franchise distribution business, referred to currently as NewCo (“NewCo”). Current Fortive operating companies in transportation technologies and franchise distribution will be organized under NewCo. This is a very exciting time, and we are confident that your background and experience will allow the management team to shape an exciting future for NewCo.

As we discussed, upon completion of the Separation, your position would be Chief Financial Officer of NewCo based in Raleigh, North Carolina reporting to the President and Chief Executive of NewCo, subject to periodic review. Until the NewCo CEO is in role, you will report into Chuck McLaughlin, Chief Financial Officer of Fortive.

Please allow this letter to serve as documentation of the offer extended to you.

Start Date: Your start date with the Company will be: February 3, 2020 (the “Start Date”).

Base Salary: Your base salary will be paid at the annual rate of $630,000.00, subject to periodic review, less taxes and withholding, and payable in accordance with the Company’s usual payroll practices. As an executive officer of NewCo, your compensation will be determined by the Board and Compensation Committee of NewCo.

Incentive Compensation: Until completion of the Separation, you are eligible to participate in the Fortive Incentive Compensation Plan (“Fortive ICP”) with a target bonus of 125% of your annual base salary, subject to periodic review. Normally, Fortive ICP payments are made during the first quarter of the following calendar year. The Fortive ICP payment is based on the corresponding Company Financial Factor and Personal Performance Factor, as determined each year. Upon completion of the Separation, your incentive compensation will no longer be governed by the Fortive ICP and will be governed by the terms of the incentive compensation plan adopted by NewCo (the “Newco ICP”) and the corresponding performance measures. Your target bonus under such plan shall remain at the same level relative to your annual base salary. Your incentive compensation under the Fortive ICP and the NewCo ICP will be prorated for any partial year of eligibility under the corresponding plan.

Benefits: Until NewCo ceases to be a subsidiary of Fortive, you will be eligible to participate in any employee benefit plans that Fortive has adopted or may adopt, maintain, or contribute for the benefit of its regular exempt employees generally, subject to satisfying any applicable eligibility requirements. Until NewCo ceases to be a subsidiary of Fortive, you will be eligible to participate in the Fortive 401(k) retirement plan subject to the applicable plan documents. Currently the 401(k) match is 100% of the first 3%, plus 50% of the next 2% contribution. Additionally, there is a 2% contribution on total earnings between the Social Security wage base and the maximum IRS contribution limit. Prior to NewCo ceasing to be a subsidiary of Fortive, NewCo may adopt its own health, insurance and retirement benefits plans.

Vacation: You will be eligible for vacation benefits pursuant to the Fortive’s or, after the completion of the Separation, NewCo’s vacation plan.

Equity Compensation:

A recommendation will be made to the Compensation Committee of Fortive at its February 2020 meeting to grant you a one-time, sign on equity award in Fortive with a target value of $5,000,000.00. This equity award would vest in equal portions of one-third over the first three anniversaries of the grant date and will be solely governed by the terms and conditions set forth in the applicable stock incentive plan and in the particular form of award agreement required to be signed with respect to each award. The target award value of any grant(s) will be split evenly between stock options and restricted stock units (“RSUs”) and will be converted into a specific number of options and RSUs based on the standard methodology used by Fortive as of the date of the grant.

In addition, if you begin on or before February 3, 2020, a recommendation will be made to the Compensation Committee of Fortive for a special one-time founders’ equity award in Fortive with a target award value of $1,000,000 at its February 2020 meeting (the “Founders’ Grant”).

An additional recommendation will be made to the Compensation Committee of Fortive to grant you an equity award as part of its annual equity compensation program at its February 2020 meeting (the “2020 Annual Grant”). The target award value of the 2020 Annual Grant would be $1,750,000.

The Founders’ Grant and the 2020 Annual Grant would vest 20% on each of the first 5 anniversaries of the grant date and will be solely governed by the terms and conditions set forth in the applicable stock incentive plan and in the particular form of award agreement required to be signed with respect to each award. The target award value of any grant(s) will be split evenly between stock options and restricted stock units (“RSUs”) and will be converted into a specific number of options and RSUs based on the standard methodology used by Fortive as of the date of the grant.

There can be no assurances that any equity awards granted to you will ultimately have any particular value.

When NewCo ceases to be a subsidiary of Fortive, Fortive equity grants awarded to you will be converted into NewCo equity grants issued under NewCo’s stock incentive plan, with such conversion anticipated to be effectuated in a manner designed to substantially preserve the value of award at the time of the conversion.

Signing Bonus: The Company will provide you a signing bonus equal to $1,100,000, less all taxes and withholding, payable on the first normal payroll date following your Start Date. Payment of this bonus is conditioned on your execution of the enclosed Signing Bonus Repayment Agreement.

EDIP Program: You will be included in a select group of executives who participate in the Executive Deferred Incentive Program (“EDIP”), an exclusive, non-qualified executive benefit designed to supplement retirement benefits that otherwise are limited by IRS regulations, and provide the opportunity for you to defer taxation on a portion of your current income (base salary or bonus or both). Initially, the Company will contribute an amount equal to 6% of your total target cash compensation into your EDIP account annually (pro-rated for any initial partial year of eligibility as applicable). Vesting requirements and your participation in the EDIP are subject to all of the terms and conditions set forth in such plan. Additional information on the EDIP will be provided to you by a member of the Corporate Benefits team before your EDIP eligibility date. Upon completion of the Separation, NewCo will adopt its own nonqualified executive deferred income plan.

Other Compensation Elements: Starting in 2020, you will be eligible for an annual cash stipend of $10,000.00 per year to be applied for financial services and counseling. In addition, starting in 2020 and until NewCo ceases to be a subsidiary of Fortive, you will be eligible to participate in the Fortive Executive Medical Plan. Prior to NewCo ceasing to be a subsidiary of Fortive, NewCo may adopt its own Executive Medical Plan.

Relocation: The Company is pleased to provide Executive Relocation benefits through CapRelo, our third-party relocation services company. Once you have communicated to the Company that you have signed and returned both this offer letter and the enclosed Relocation Repayment Agreement, we will have our CapRelo representative contact you to explain the services, assistance and benefits provided under the Relocation Policy for Fortive Corporation and its Affiliates, coordinate your relocation coverage and answer any questions that you may have.

At-Will Employment: Nothing in this offer letter shall be construed as any agreement, express or implied, to employ you for any stated term. Your employment with the Company will be on an at-will basis, which means that either you or the Company (including NewCo) can terminate the employment relationship at any time and for any reason (or no reason), with or without notice.

Conditions of Employment Offer: This offer of employment is expressly conditioned on your being legally authorized to work in the U.S. and your successful completion of a background and reference check, a pre-employment/post-offer drug screen, and your execution and return of the following documents no later than the date stated in the acknowledgment section below:

•

Authorization and Notification Form(s) (for a consumer report and/or investigative consumer report to be obtained) and Summary of Your Rights Under the FCRA as provided by our third-party vendor, Mintz Group

•	Criminal History Questionnaire

•	Drug Screen Authorization & Consent

•	Agreement Regarding Competition/Solicitation and the Protection of Proprietary Interests and the terms contained therein

•	Certification of the Fortive Corporation Standards of Conduct

•	Certification of Compliance of Obligations to Prior Employers

•	Signing Bonus Repayment Agreement

We anticipate that you will make a very strong contribution to the success of the Company and NewCo and believe this is an excellent professional opportunity for you. We look forward to the opportunity to work with you as we pursue our very aggressive goals.

If there is anything we can do, please do not hesitate to contact me at 202-738-3623.

Sincerely yours,

Acknowledgement

Please acknowledge that you have read, understood and accept this offer of at-will employment by signing and returning it to me, along with the above-referenced signed documents no later than [TBD].

/s/ David Naemura
Signature

Date: 12.9.19